Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact: Thomas F. Rose
AUGUST 4, 2005
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

REGENERATION TECHNOLOGIES ANNOUNCES 2005 SECOND QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (August 4, 2005) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other biologic implants, announced today that the company’s net revenue was $17.6 million for the second quarter of 2005 and $32.5 million for the six months ended June 30, 2005, compared to $23.1 million for the second quarter 2004 and $46.7 million for the six months ended June 30, 2004.

For the second quarter ended June 30, 2005, the company reported net loss of $1 million and net loss per diluted share of $0.04, compared to net income of $1.5 million and net income per diluted share of $0.06 for the second quarter of 2004. For the six months ended June 30, 2005 RTI reported net loss of $2.2 million and net loss per diluted share of $0.08, compared to net income of $2.9 million and net income per diluted share of $0.11 for the six months ended June 30, 2004.

“We have made considerable progress during the quarter on several key operational strategies,” said Brian K. Hutchison, RTI’s chairman, president and CEO. “During the second quarter we announced plans to form a direct distribution force for our sports medicine and general orthopedic products and a new alliance with ATS Medical, Inc. to distribute our cardiovascular products. Both of these initiatives serve to diversify and expand distribution for these product areas. We are also delighted that we recently received regulatory clearance for our first xenograft sports medicine implant, a milestone as we develop a new xenograft line of products. For these reasons, we remain optimistic for the balance of 2005 and beyond.”

Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Thursday, August 4, 2005 at 9:00 a.m. ET to discuss second quarter results. The conference call can be accessed by dialing 888-455-9655, passcode RTIX QTWO. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through Sept. 2, 2005 and can be accessed by calling 800-294-4406; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than 600,000 allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

###

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Revenues:
Fees from tissue distribution	$16,941	$22,400	$31,027	$45,482
Other revenues	613	684	1,497	1,246

Total net revenues	17,554	23,084	32,524	46,728
Costs of processing and distribution	12,585	13,385	22,932	28,328

Gross profit	4,969	9,699	9,592	18,400

Operating Expenses	6,485	7,181	13,144	13,589

Operating (loss) income	(1,516)	2,518	(3,552)	4,811
Net interest expense	(183)	(201)	(356)	(462)

(Loss) income before income tax benefit (expense)	(1,699)	2,317	(3,908)	4,349
Income tax benefit (expense)	702	(810)	1,661	(1,461)

Net (loss) income	$(997)	$1,507	$(2,247)	$2,888

Net (loss) income per common share - basic	$(0.04)	$0.06	$(0.08)	$0.11

Net (loss) income per common share - diluted	$(0.04)	$0.06	$(0.08)	$0.11

Weighted average shares outstanding - basic	26,735,602	26,551,914	26,735,029	26,549,723

Weighted average shares outstanding - diluted	26,735,602	27,009,598	26,735,029	27,069,233

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Net Revenues

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Fees from tissue distribution:
Spinal	$11,068	$14,976	$19,106	$30,847
Sports medicine	1,996	2,275	4,239	5,055
Cardiovascular	1,853	1,604	4,041	3,131
General orthopedic	2,024	3,545	3,641	6,449
Other non-tissue	613	684	1,497	1,246

Total	$17,554	$23,084	$32,524	$46,728

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2005	December 31, 2004
Assets
Current Assets:
Cash and cash equivalents	$4,682	$11,484
Accounts receivable - net	7,205	9,544
Inventories	43,970	40,431
Other current assets	9,051	7,655

Total current assets	64,908	69,114
Property, plant and equipment - net	45,534	44,424
Other assets	12,890	11,192

	$123,332	$124,730

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$8,174	$7,797
Other current liabilities	8,683	7,125

Total current liabilities	16,857	14,922
Other liabilities	8,468	10,206

Total liabilities	25,325	25,128

Total stockholders’ equity	98,007	99,602

	$123,332	$124,730

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net (loss) income	$(997)	$1,507	$(2,247)	$2,888
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	1,118	1,098	2,224	2,198
Amortization of deferred financing costs	43	39	88	50
Change in working capital	(21)	(11,953)	(2,874)	(12,814)
Other	(865)	626	(1,958)	1,201

Net cash used in operating activities	(722)	(8,683)	(4,767)	(6,477)

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,541)	(586)	(2,721)	(1,062)
Purchase of intellectual property	—	—	(1,600)	—
Decrease in restricted deposits	—	—	—	14,757

Net cash (used in) provided by investing activities	(2,541)	(586)	(4,321)	13,695

Cash flows from financing activities:
Payment made to terminate swap agreement	—	—	—	(1,613)
Payments on capital lease and note obligations	(567)	(787)	(1,183)	(1,111)
Payments on note payable	—	—	—	(12,068)
Proceeds from issuance of term loan	—	—	—	9,000
Proceeds from revolving line of credit	3,000	—	3,000	—
Other	5	(40)	469	(694)

Net cash provided by (used in) financing activities	2,438	(827)	2,286	(6,486)

Net (decrease) increase in cash and cash equivalents	(825)	(10,096)	(6,802)	732
Cash and cash equivalents, beginning of period	5,507	20,879	11,484	10,051

Cash and cash equivalents, end of period	$4,682	$10,783	$4,682	$10,783